Exhibit 10.6

EXECUTIVE AGREEMENT

This Executive Agreement (“Agreement”) is made as of the day of , 20 between Xoom Corporation, a California corporation (the “Company”), and (“Executive”) (together the “Parties”).

WHEREAS, the Company and the Executive previously entered into other legally binding agreements including, without limitation, an Offer Letter with Xoom Corporation dated (the “Prior Agreement”), an Employee Proprietary Information and Invention Assignment Agreement dated (the “Proprietary Information Agreement”), and a Nondisclosure Agreement dated (the “Nondisclosure Agreement”); and

WHEREAS, the Parties desire to replace the Prior Agreement in its entirety with this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Position and Duties. The Executive shall serve as of the Company, and shall have powers and duties as may from time to time be prescribed by . The Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may manage his personal investments or engage in religious, charitable or other community activities as long as such services and activities do not interfere with the Executive’s performance of his duties to the Company.

2. Compensation and Related Matters.

(a) Base Salary. The Executive’s base salary shall be the annual base salary paid to the Executive by the Company in effect on the date hereof. The Executive’s base salary shall be reviewed annually by the Company’s Board of Directors (the “Board”) or the Board’s Compensation Committee (“Compensation Committee”) and is subject to increase but not decrease except for an across-the-board salary reduction affecting all or substantially all senior executives of the Company. The base salary in effect at any given time is referred to herein as “Base Salary” and this Agreement need not be modified to reflect a change in Base Salary. The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b) Bonus. In the event the Company implements a cash bonus plan in which the Executive is eligible to participate, the Executive shall participate in such plan on the same terms as other substantially similar executives of the Company.

(c) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(d) Other Benefits. The Executive shall be entitled to continue to participate in or receive benefits under the Company’s employee benefit plans as may be adopted and amended from time to time, subject to the terms and conditions of those employee benefit plans.

(e) Vacations. The Executive shall be entitled to accrue paid vacation days each year, in an amount determined in accordance with the Company’s vacation policy, and subject to the Company’s vacation policy in effect, and as may be amended from time to time.

3. Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. The Company may terminate the Executive’s employment if he is disabled (as determined under the Company’s long-term disability plan) in a manner that renders the Executive unable to perform the essential functions of his then existing position or positions under this Agreement with or without reasonable accommodation for a period of six months or more. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a material act of misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) continued non-performance by the Executive of his duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice from the Company of such non-performance; (iv) a breach by the Executive of any of the provisions of this Agreement, the Proprietary Information Agreement or the Nondisclosure Agreement; (v) a material violation by the Executive of the Company’s written employment policies; (vi) acceptance of a position with a competitive entity; or (vii) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(d) Termination by the Company Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e) Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a demotion or any material diminution of the Executive’s position, authority, duties or responsibilities and which shall include (but not be limited to) the Executive having a position, authority, duties or responsibilities after a Change in Control with respect to a division or line of business, rather than a substantially comparable position, authority, duties or responsibilities with respect to the Company’s successor or acquirer, (ii) a requirement that the Executive report to work more than 30 miles from the Company’s existing headquarters (not including normal business travel required of the Executive’s position and which is substantially comparable to the business travel historically required of the Executive); (iii) a material reduction in the Executive’s Base Salary, bonus opportunity or benefits, except for an across-the-board reduction affecting all or substantially all senior executives of the Company and which is implemented before a Change in Control occurs; or (iv) the material breach of this Agreement by the Company. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 30 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period of not less than 30 days following such notice (the “Cure Period”) to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c) or by the Company without Cause under Section 3(d) on the date the Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason,

30 days after the date on which a Notice of Termination is given, and (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not be deemed a termination by the Company for purposes of this Agreement.

4. Compensation Upon Termination.

(a) Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate), (i) unpaid expense reimbursements, (ii) accrued but unused vacation to the extent such payment is required by law or Company policy, (iii) any vested benefits the Executive may have under any employee benefit plan of the Company, and (iv) any earned but unpaid base salary (collectively the “Accrued Benefit”) on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination.

(b) Termination by the Company Without Cause or by the Executive with Good Reason. If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates his employment for Good Reason as provided in Section 3(e), then the Company shall, through the Date of Termination, pay the Executive his Accrued Benefit. In addition subject to the Executive providing the Company with a fully effective general release of claims in a form and manner satisfactory to the Company that includes but is not limited to the terms set forth in the attached Exhibit A (the “Release”) within the 60-day period following the Date of Termination, the Executive shall be entitled to the following payments and benefits:

(i) the Company shall pay the Executive severance pay in a lump sum in cash in an amount equal to six months of Executive’s Base Salary, payable within 60 days after the Date of Termination but if such 60-day period extends over two calendar years, the payment shall be made in the second calendar year; and

(ii) if the Executive is participating in a Company cash bonus plan immediately prior to the Date of Termination, the Company shall pay the Executive a pro rata portion of any such cash bonus for the year in which the Date of Termination occurs, based on the number of days in such year completed prior to the Date of Termination and determined assuming that all applicable performance targets are attained at the 100% level, payable within 60 days after the Date of Termination but if such 60-day period extends over two calendar years, the payment shall be made in the second calendar year.

5. Change in Control Provisions. The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in addition to the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within 12 months after the occurrence of a Change in Control. These provisions shall terminate and be of no further force or effect beginning 12 months after the occurrence of a Change in Control.

(a) Severance Pay. Subject to the Executive providing the Company with the Release within the 60-day period following the Date of Termination, if, within 12 months after the occurrence of a Change in Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates his employment for Good Reason as provided in Section 3(e), in addition to the severance pay described in Section 4(b)(i) above, the Company shall pay the Executive severance pay in a lump sum in cash in an amount equal to six months of the Executive’s Base Salary (for a total amount equal to 12 months of the Executive’s Base Salary), payable within 60 days after the Date of Termination but if such 60-day period extends over two calendar years, the payment shall be made in the second calendar year.

(b) Stock Options and Other Stock-Based Awards. Notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all stock options and other stock-based awards granted to the Executive before March 22, 2012 and held by the Executive shall immediately accelerate, vest and become fully exercisable or nonforfeitable as of the Change in Control and, if, within 12 months after the occurrence of a Change in Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates his employment for Good Reason as provided in Section 3(e), all stock options and other stock-based awards granted to the Executive on or after March 22, 2012 and held by the Executive shall accelerate, vest and become fully exercisable or nonforfeitable as of the Date of Termination.

(c) Additional Limitation.

(i) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment, acceleration, benefit or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount, provided, however, that if the after-tax amount the Executive would receive if there were no reduction pursuant to this section (including any federal, state and local taxes) exceeds the after-tax amount the Executive would receive if the Severance

Payments were reduced below the Threshold Amount, the Severance Payments shall no longer be so reduced. In the event Severance Payments are required to be reduced, the Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits.

(ii) For the purposes of this Section 5(b), “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00).

(iii) The determinations under this Section 5(b) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive.

(d) Change in Control Definition. For purposes of this Section 5, “Change in Control” shall mean the consummation of any of the following:

(i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity;

(ii) a merger, reorganization or consolidation involving the Company in which the shares of voting stock outstanding immediately prior to such transaction represent or are converted into or exchanged for securities of the surviving or resulting entity immediately upon completion of such transaction which represent less than 50% of the outstanding voting power of such surviving or resulting entity;

(iii) the acquisition of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a person or group of persons; or

(iv) any other acquisition of the business of the Company, as determined by the Board;

provided, however, that the Company’s initial public offering, any subsequent public offering or another capital raising event, or a merger effected solely to change the Company’s domicile shall not constitute a Change in Control.

6. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7. Company Property; Cooperation; Proprietary Information and Nondisclosure; Third-Party Agreements.

(a) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

(b) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(b).

(c) Proprietary Information and Nondisclosure. The Executive and the Company acknowledge that the Proprietary Information Agreement and Nondisclosure Agreement remain in full force and effect on the date hereof.

(d) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(e) Non-Disclosure. The Executive shall use his reasonable efforts to maintain the confidentiality of the terms of this Agreement to the extent permitted by law, provided, however that the Executive may disclose such terms to his immediate family members and to his tax and other advisors.

8. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in San Francisco, California in accordance with the Employment Arbitration Rules and Mediation Procedures of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. The Company shall bear the cost of arbitration. If the Company prevails, the Executive shall pay any litigation costs of the Company to the same extent as if the matter had been heard in a court of general jurisdiction. Each party shall pay its own attorneys’ fees, unless the arbitrator orders otherwise, pursuant to applicable law.

9. Consent to Jurisdiction. To the extent that any court action is initiated to enforce Section 8 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the County of San Francisco and the U.S. District Court for the Northern District of California. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

10. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter including, without limitation, the Prior Agreement, provided, however, that the Proprietary Information Agreement, Nondisclosure Agreement, Indemnification Agreement, and all plans and agreements related to all stock options and other stock-based awards held by the Executive, shall remain in full force and effect except to the extent specifically modified by this Agreement.

11. Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing herein shall be construed to obligate the Company to design or implement any compensation arrangement in a way that minimizes tax consequences for the Executive.

12. Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

13. Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

15. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention to the CEO with a copy to the Corporate Secretary unless the CEO is providing notice to the Company in which case such notice shall be directed to the Chairman of the Board with a copy to the Corporate Secretary.

17. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

18. Governing Law. This is a California contract and shall be construed under and be governed in all respects by the laws of the State of California without giving effect to the conflict of laws principles of such state.

19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document. PDF, facsimile and electronic signatures shall have the same legal effect as originals.

20. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

XOOM CORPORATION

By:
Its:

EXECUTIVE

EXHIBIT A

GENERAL RELEASE LANGUAGE

Executive agrees, for himself, his spouse, heirs, executor or administrator, assigns, insurers, attorneys and other persons or entities acting or purporting to act on his behalf (the “Executive’s Parties”), to irrevocably and unconditionally release, acquit and forever discharge the Company, its affiliates, subsidiaries, directors, officers, employees, shareholders, partners, agents, representatives, predecessors, successors, assigns, insurers, attorneys, benefit plans sponsored by the Company and said plans’ fiduciaries, agents and trustees (the “Company’s Parties”), from any and all actions, cause of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Executive’s Parties have, have had, or may in the future claim to have against the Company’s Parties by reason of, arising out of, related to, or resulting from Executive’s employment with the Company or the termination thereof. This release specifically includes without limitation any claims arising in tort or contract, any claim based on wrongful discharge, any claim based on breach of contract, any claim arising under federal, state or local law prohibiting race, sex, age, religion, national origin, handicap, disability or other forms of discrimination, any claim arising under federal, state or local law concerning employment practices, and any claim relating to compensation or benefits. This specifically includes, without limitation, any claim which the Executive has or has had under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, as amended, and the Employee Retirement Income Security Act of 1974, as amended. It is understood and agreed that the waiver of benefits and claims contained in this section does not include a waiver of the right to payment of any vested, nonforfeitable benefits to which the Executive or a beneficiary of the Executive may be entitled under the terms and provisions of any employee benefit plan of the company which have accrued as of the separation date and does not include a waiver of the right to benefits and payment of consideration to which Executive may be entitled under this Agreement or any of the agreements contemplated hereby (including the indemnification agreement and the stock option agreements). Executive acknowledges that he is only entitled to the severance benefits and compensation set forth in this Agreement, and that all other claims for any other benefits or compensation are hereby waived, except those expressly stated in the preceding sentence.

Executive hereby acknowledges his understanding that under this Agreement he is releasing any known or unknown claims he may have. He therefore acknowledges that he has read and understands Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Executive expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to his release of claims.